                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             M. A. HANNA COMPANY
                (Name of Registrant as Specified In Its Charter)

                             M. A. HANNA COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                  [LOGO OF M.A. HANNA COMPANY APPEARS HERE]
     To Our Stockholders:

       On behalf of the Board of Directors and management, I cordially invite you to attend the 1994 annual meeting of stockholders of the Company to be held on Wednesday, May 4, 1994, at 10:30 A.M. at the Forum Conference Center Auditorium, 1375 East Ninth Street, Cleveland, Ohio.

       At the meeting, in addition to considering and acting on the matters described in the Proxy Statement, there will be a management report. Following the report, there will be an opportunity for stockholders to ask questions about the Company and its operations.

       If you will need special assistance at the meeting because of a disability, please contact the office of the Corporate
     Secretary at the above address.

       Whether or not you currently plan to attend the meeting, it is important that you exercise your right to vote. Please sign, date and return the proxy card promptly.

       I look forward to seeing you on May 4.


                                          Sincerely,

                                          /s/ M. D. Walker

                                          M. D. Walker
                                          Chairman

                  [LOGO OF M.A. HANNA COMPANY APPEARS HERE]
                   1301 EAST NINTH STREET-- SUITE 3600

                       CLEVELAND, OHIO 44114-1860

                            NOTICE OF ANNUAL MEETING

       The annual meeting of stockholders of M. A. Hanna Company will be held on Wednesday, May 4, 1994 at 10:30 A.M. at the Forum Conference Center Auditorium, 1375 East Ninth Street,
     Cleveland, Ohio, for the following purposes:

       (1) Electing nine directors for the ensuing year;

       (2) Ratifying the appointment of auditors;

       (3) Ratifying and approving amendments to the Company's 1988 Long-Term Incentive Plan;

       (4) Ratifying and approving the Directors' Deferred Fee
     Plan; and

       (5) Transacting such other business as may properly come before the meeting.

       The Board of Directors has fixed the close of business on March 7, 1994, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                           John S. Pyke, Jr.
                                      Vice President and Secretary

     March 17, 1994

       PLEASE FILL OUT, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO
     POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation by the Board of Directors of M. A. Hanna Company of proxies to be used at the annual meeting of stockholders of the Company to be held on Wednesday, May 4, 1994. The meeting will be held at the Forum Conference Center Auditorium, 1375 East Ninth Street, Cleveland, Ohio.

  If the accompanying form of proxy is properly executed and returned, the shares represented by it will be voted and, where a specification is made by the stockholder, as provided therein, will be voted in accordance with such specification. If no such specification is made, the shares will be voted in accordance with the recommendations of the Company's management. The proxy may, nevertheless, be revoked prior to its exercise by delivering written notice of revocation to the Company, by executing a later dated proxy or by attending the meeting and voting in person. For stockholders participating in the Company's Dividend Reinvestment and Stock Purchase Plan, the administering bank will only vote the shares that it holds for the participant's account in accordance with the proxy returned by the participant and the procedures set forth above. If a proxy is not returned or returned unsigned, none of the shares represented by that proxy, whether held in the Dividend Reinvestment and Stock Purchase Plan or otherwise, will be voted.

  At the annual meeting, the results of stockholder voting will be tabulated by the inspectors of election appointed for the annual meeting. The Company intends to treat properly executed proxies that are marked "abstain" or that are held in "street name" by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as "present" for purposes of determining whether a quorum has been achieved at the annual meeting. Directors will be elected by a plurality vote. Votes withheld in respect of the election of directors will not be counted in determining the outcome of that vote. In respect of the proposals to ratify the appointment of independent public accountants and ratify and approve the 1994 amendments to the 1988 Long-Term Incentive Plan and the Directors' Deferred Fee Plan, abstentions will be treated as votes against the proposal and broker non-votes will be treated as having no effect on the outcome of the vote.

  At the close of business on March 7, 1994 the record date for the annual meeting, the Company had outstanding and entitled to vote 23,766,480 shares of Common Stock. Each share of Common Stock is entitled one vote on each matter brought before the meeting.

  The Company has retained Georgeson & Co. Inc., a proxy solicitation firm, for a fee of $8,000 plus reimbursement of normal expenses, to assist employees of the Company in the solicitation of proxies by personal interview, telephone and other means. The cost of solicitation of proxies will be borne by the Company.

  The Notice of Annual Meeting, Proxy Statement and form of proxy are first being mailed to stockholders on approximately March 18, 1994. The Annual Report of the Company for the year ended December 31, 1993 was first mailed to stockholders on February 28, 1994, but the Annual Report is not deemed to be part of this Proxy Statement.

  At the annual meeting of stockholders of the Company held on May 5, 1993, approximately 82% of the then outstanding shares were present at the meeting and voting.

                            1. ELECTION OF DIRECTORS

  Mr. P. M. Marshall will retire from the Company's Board at the 1994 annual meeting of stockholders pursuant to the Board's retirement policy. Mr. Marshall served on the Board of Directors of Hanna since 1990. His contributions and support have been of inestimable value and his participation will be greatly missed.

  The Board has nominated for election to the Board at the 1994 annual meeting Dr. Carol A. Cartwright and eight other nominees, all of whom except Dr. Cartwright were elected at the 1993 annual meeting of stockholders.

  It is intended that shares represented by the proxies in the accompanying form will be voted for the election of the nine nominees listed below to serve as directors for a term of one year and until their successors are elected and qualified. If any nominee should be unable or unwilling to serve as a director, which the Board of Directors does not anticipate, the proxies will be voted for such other person as the Board of Directors may select or the size of the Board may be reduced accordingly.

  The following table lists information as of January 31, 1994 as to each nominee for director, his or her principal occupation or employment and certain other directorships. Except as otherwise indicated each nominee has had the same principal occupation or employment during the past five years.

NOMINEE FOR DIRECTOR                PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
- ---------------------               --------------------------------------------
B. C. Ames             Partner, Clayton, Dubilier & Rice (investment bankers), May, 1990 to
Director since 1980    date. Chairman and Chief Executive Officer, The Uniroyal Goodrich
Age -- 68              Tire Company 1988 to May, 1990. Director of Diamond Shamrock R&M,
                       Inc., The Progressive Corporation and Warner-Lambert Company.

C. A. Cartwright       President, Kent State University (public higher education
Ph.D.                  institution), 1991 to date. Vice Chancellor for Academic Affairs,
Age -- 52              University of California-Davis, 1988-1993. Director of Ohio Edison
                       Company, Society National Bank and Republic Engineered Steels, Inc.
                       and Director of the American Cancer Society, American Association for
                       Higher Education and American Council on Education.

W. R. Embry            Executive Vice President and General Manager, The Cleveland Cavaliers
Director since 1990    (professional basketball team), 1986 to date. Chairman of the Board
Age -- 56              of Michael Alan Lewis Company (supplier to automotive industry).
                       Director of Centerior Energy Corporation, Ohio Casualty Insurance
                       Company and Society National Bank.

J. T. Eyton,           Chairman, Brascan Limited (natural resources, consumer products and
O.C.                   financial services). Member of the Senate of Canada. Director of
Director since 1986    Brascan Limited, Edper Enterprises Ltd., Hees International Bancorp
Age -- 59              Inc., Noranda Inc. and Norcen Energy Resources Limited.

G. D. Kirkham          Retired Senior Vice President, Kemper Securities Inc. (stockbrokers).
Director since 1975
Age -- 61

M. L. Mann             Chairman and Chief Executive Officer, Lexmark International (office
Director since 1991    machines), March 1991 to date. Vice President of International
Age -- 60              Business Machines Corporation ("IBM") and President and General
                       Manager of various IBM divisions and subsidiaries 1985-March 1991.
                       Director of Infomart, a Trammell Crow Co., and member of the
                       Independent Board of Trustees, Fidelity Investments.

D. J. McGregor         President and Chief Operating Officer of Hanna, May 3, 1989 to date.
Director since 1990    Senior Vice President -- Operations March 1988-September 1988 and
Age -- 53              Executive Vice President September 1988 to May 1989 of Hanna.
                       Director of Society Bank Corporation and Vulcan Materials
                       Corporation.

R. W. Pogue            Senior Partner, Jones, Day, Reavis & Pogue (attorneys) January 1,
Director since 1988    1993 to date; Managing Partner, 1989-1992. Director of Continental
Age -- 65              Airlines, Derlan Industries Limited, OHM Corporation, Redland PLC,
                       Rotek Incorporated, Society National Bank and TRW Inc.

M. D. Walker           Chairman and Chief Executive Officer of Hanna, September 1986 to date
Director since 1986    and President, December 1988 to May 3, 1989. Director of Comerica
Age -- 61              Inc., The Reynolds and Reynolds Company and Textron Inc.

  The following table sets forth information as to the beneficial ownership of the Company's Common Stock on January 31, 1994 by each director-nominee, the chief executive officer and the four other most highly compensated executive officers and, as a group, the foregoing persons and other executive officers. Except as indicated in the footnotes, the director-nominees have sole voting and investment power over the shares listed.

                                                       SHARES        PERCENT OF
                                                    BENEFICIALLY     OUTSTANDING
       NAME                                            OWNED           SHARES
       ----                                         ------------     -----------
      B. C. Ames...................................    11,425(1)          *
      C. A. Cartwright.............................         0             *
      W. R. Embry..................................    10,100(1)          *
      J. T. Eyton..................................    16,030(1)          *
      G. D. Kirkham................................    17,200(1)(2)       *
      M. L. Mann...................................     8,667(3)          *
      D. J. McGregor...............................   134,521(4)          *
      R. W. Pogue..................................    18,000(1)          *
      M. D. Walker.................................   346,883(4)        1.5%
      G. W. Henry..................................    25,907(4)          *
      J. S. Pyke, Jr...............................    48,272(4)          *
      T. H. Wilson.................................    54,997(4)          *
      All directors and executive officers
      as a group...................................   713,998(4)        3.0%

* The shares beneficially owned amount to less than one percent of the outstanding shares of the Company's Common Stock.

(1) Includes 10,000 shares which may be acquired within 60 days through the exercise of stock options granted under the Company's 1988 Long-Term Incentive Plan.

(2) Includes 7,200 shares as to which Mr. Kirkham has shared investment and voting power; the shares owned by a trust for which he serves as a co-trustee; Mr. Kirkham disclaims any beneficial interest in such shares.

(3) Includes 6,667 shares which may be acquired within 60 days through the exercise of a stock option granted under the Company's 1988 Long-Term Incentive Plan.

(4) Includes shares which may be acquired within 60 days through the exercise of stock options as follows: 108,000, 178,000, 22,250, 37,250, 37,600 and
    439,967 shares for Messrs. McGregor, Walker, Henry, Pyke, Wilson and the group, respectively.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held 8 meetings in 1993. All director-nominees attended at least seventy-five percent of the meetings of the Board and committees of the Board on which each served except for Mr. Eyton.

  In addition to meeting as a group to review the Company's business, certain members of the Board of Directors also devote their time and talents to the Board's five standing committees. The committees and their principal functions are as follows:

  The Audit Committee, composed of directors who are not employees of the Company, held 4 meetings in 1993 with the Company's Vice President--Finance, Comptroller, Director of Internal Audit and independent public accountants to review the plan and results of the audit by the independent accountants, the Company's financial statements, the scope and results of the Company's internal auditing procedures, the adequacy of the Company's system of internal controls and the Company's environmental and litigation exposures. The Committee also selects and appoints independent public accountants to serve as the Company's auditors each year. Present members are W. R. Embry, G. D. Kirkham (Chairman),
M. L. Mann and P. M. Marshall.

  The Board Composition and Governance Committee held one formal meeting in 1993. The Committee reviews and recommends changes in the policies and operation of the Board and functions and responsibilities of the committees of the Board. It also acts as a nominating committee of the Board and recommends qualified candidates for election as directors. Stockholders wishing to nominate candidates for consideration by the Committee can do so by writing to the Corporate Secretary and providing the candidate's name, appropriate biographical data and qualifications. Present members are B. C. Ames, W. R. Embry (Chairman), R. W. Pogue and M. D. Walker.

  The Compensation Committee, composed of directors who are not employees of the Company, held 7 meetings in 1993. It approves remuneration arrangements and succession plans for senior management and administers the Company's executive compensation plans. Present members are B. C. Ames, J. T. Eyton, M. L. Mann (Chairman) and R. W. Pogue.

  The Executive Committee exercises all of the authority of the Board of Directors during intervals between meetings of the Board except for those powers to be exercised only by other committees of the Board, the declaration of any dividend, the issuance of stock and the powers which pursuant to Section 141(c) of the General Corporation Law of the State of Delaware, as amended, may not be delegated to a Committee. It did not meet formally in 1993. Present members are B. C. Ames, R. W. Pogue and M. D. Walker (Chairman).

  The Pension Plan Committee, composed of directors who are not employees of the Company, held 2 meetings in 1993. It is responsible for reviewing the operation and performance of the Company's pension investment program and a management committee which in turn is responsible for the operation and administration of the retirement and welfare plans of the Company and its subsidiaries. Present members are W. R. Embry, G. D. Kirkham and R. W. Pogue (Chairman).

TRANSATIONS WITH DIRECTORS

  Jones, Day, Reavis & Pogue, of which Mr. Pogue was a Senior Partner during 1993, provided legal services to the Company in 1993.

HOLDINGS OF SHARES OF THE COMPANY'S COMMON STOCK

  The only person believed by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company as of December 31, 1993 is Wachovia Bank of North Carolina, N.A., 302 North Main Street, Winston-Salem, NC 27102, acting in its capacity as Trustee of the M. A. Hanna Associates Ownership Trust. According to reports filed by the Trustee with the Securities and Exchange Commission, the Trustee on January 31, 1994 owned and had shared voting and dispositive power over 3,114,576 shares, or 13.1% of the shares outstanding. Shares of Common Stock are periodically allocated and released from the Trust to satisfy funding requirements under certain of the Company's compensation and benefit plans ("Plans"). Participants in and trustees of the Plans under confidential voting procedures have authority to vote all shares allocated to them or to instruct that the shares not be voted. Unallocated shares held in the Trust are voted in the same proportions as the shares for which instructions have been received.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for the chief executive officer and the other most highly compensated executive officers, for services rendered in all capacities to the Company and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                 ANNUAL                     LONG-TERM
                            COMPENSATION (1)              COMPENSATION
                            ----------------- -------------------------------------
                                                       AWARDS             PAYOUTS
                                              ------------------------- -----------
                                               RESTRICTED
      NAME AND                                    STOCK                    LTIP      ALL OTHER
 PRINCIPAL POSITION    YEAR  SALARY   BONUS   AWARDS ($)(2) OPTIONS (#) PAYOUTS (3) COMPENSATION
 ------------------    ---- -------- -------- ------------- ----------- ----------- ------------
M. D. Walker           1993 $600,000 $450,000    22,511       47,000     $322,511     $256,104(4)
 Chairman & Chief      1992  584,667  335,000    22,509       25,000      302,509      246,704
 Executive Officer     1991  565,666  225,000    34,694       25,000      404,694
D. J. McGregor         1993  370,000  250,000    17,365       30,000      248,615      127,465(4)
 President & Chief     1992  360,666  200,000    12,376       20,000      166,376      123,265
 Operating Officer     1991  348,667  140,000    13,134       20,000      153,134
J. S. Pyke, Jr.        1993  185,000  110,000     5,175        5,000       73,925       55,372(4)
 Vice President &      1992  178,334   80,000     5,645        4,000       75,645       54,122
 Secretary             1991  163,000   70,000     9,394        4,000      109,394
T. H. Wilson           1993  187,000   84,000     5,175        5,000       73,925       59,651(4)
 Vice President,       1992  181,666   80,000     5,645        3,500      75,645        57,301
 Human Resources &     1991  175,000   54,000     9,394        4,000      109,394
 Industrial Relations
G. W. Henry            1993  175,000   85,000     3,766        4,500       53,766       39,055(4)
 Vice President,       1992  163,000   65,000     3,957        3,500       52,957       36,430
 Operations            1991  145,667   42,000     5,632        3,000       65,632

(1) Other Annual Compensation for each executive did not exceed disclosure thresholds established by the Securities and Exchange Commission.

(2) The column reports all of the grants of restricted stock to the named individuals prior to the end of the last fiscal year. The value of the awards shown in the table is determined by multiplying the number of shares awarded by the closing market price for the stock on the award date. The total number of restricted shares and the value of those shares at the end of the last fiscal year, based on the year-end closing price for the stock, held by Messrs. Walker, McGregor, Pyke, Wilson and Henry were 3,293/$107,434, 1,714/$55,919, 841/$27,438, 841/$27,438 and 551/$17,976,
    respectively. Restricted shares are issued at the same time LTIP payouts are made equal in value to 25% of the value of the common stock component of the LTIP payout; neither the restricted shares or the other shares issued at the same time may be transferred for four years, at which time the restrictions lapse. Dividends are paid on restricted stock.

(3) Payout in cash and market value of Common Stock paid under the Company's 1988 Long-Term Incentive Plan in the year following the three-year performance periods ending December 31, 1992, 1991 and 1990.

(4) Consists of matching contributions made by the Company under the Capital Accumulation Plan, a retirement type of savings plan, of $70,125, $41,750, $19,875, $20,025 and $18,000 for Messrs. Walker, McGregor, Pyke, Wilson and Henry, respectively, and the dollar value of split dollar life insurance premiums paid in the amounts of $185,979, $85,715, $35,497, $39,626 and
    $21,055 for Messrs. Walker, McGregor, Pyke, Wilson and Henry, respectively.

  The Company and Mr. Walker entered into an employment agreement in 1986, as an inducement to Mr. Walker to join the Company and leave his former employment, which, as amended, provides that Mr. Walker will remain employed by the Company in his position as Chairman of the Board and Chief Executive Officer through August 31, 1994. The agreement provides that during this period Mr. Walker will receive a minimum base annual salary. In consideration of certain benefits Mr. Walker surrendered by leaving his former employer, the Company has agreed, for the purpose of providing supplemental retirement benefits, and in recognition of his experience prior to employment by the Company, to treat Mr. Walker's employment with the Company as commencing 11 years prior to the actual date of employment, September 1, 1986. Upon retirement from employment with the Company and any of its subsidiaries, Mr. Walker will receive supplemental retirement benefits based upon his assumed employment date.

  Mr. McGregor has an employment agreement with the Company which expires on March 1, 1996, pursuant to which Mr. McGregor will receive a minimum base annual salary and will be entitled to receive certain compensation if he is not retained in at least the President and Chief Operating Officer capacity during the term of the agreement.

  The Company has in effect employment agreements with its executive officers, including the officers named in the compensation table on page 5, which become operative only upon a "change in control" of the Company, as defined in the agreements. The agreements provide that the officers will remain employed by the Company in their customary positions from the occurrence of a "change in control" (i) for an initial term of three years which, unless otherwise elected by either party, is automatically extended for an additional one-year period on the third anniversary and each anniversary thereafter or (ii) until normal retirement date, if sooner. During this employment period the officer will receive a base salary at least equal to the annual rate in effect at the time of the "change in control", plus any increases as may be awarded thereafter in accordance with the Company's regular administrative practices, and a bonus under the Company's pay-for-performance plan at least equal to the highest annual bonus paid to him under such plan during the three years preceding the time of the "change in control". In addition, during this employment period the officer shall be entitled to continue to participate in all of the Company's benefit programs in which he was participating at the time of the "change in control".

  If the executive officer's employment is terminated for any reason other than death, disability, retirement or cause during the employment term, the officer is entitled to receive, as liquidated damages for the breach of contract, a payment equal to the present value of the sum of the salary and bonus(es) due to the officer for the remainder of his employment term and is also entitled to benefits and service credits under the Company's benefit plans for the remainder of his employment term. The Company is entitled to offset against amounts due to the officer any compensation payments made to the officer by another employer under certain conditions. Termination of employment without cause is defined to include a good faith determination by the officer that due to changed circumstances significantly affecting his position with the Company after the "change in control" occurs, he is unable to carry out his duties and responsibilities.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                            OF STOCK PRICE
                                                                             APPRECIATION
                         INDIVIDUAL GRANTS                                  FOR OPTION TERM
- --------------------------------------------------------------------- --------------------------
                                 PERCENT OF
                                TOTAL OPTIONS
                                 GRANTED TO
                    OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION
     NAME        GRANTED (#)(1)  FISCAL YEAR  PRICE ($/SH)    DATE        5% ($)       10% ($)
     ----        -------------- ------------- ------------ ---------- ------------ --------------
M. D. Walker         47,000         21.1%       $30.750     1/1/2003      $796,807     $1,962,574
D. J. McGregor       30,000         13.5%        30.750     1/1/2003       508,600      1,252,707
J. S. Pyke, Jr.       5,000          2.2%        30.750     1/1/2003        84,767        208,784
T. H. Wilson          5,000          2.2%        30.750     1/1/2003        84,767        208,784
G. W. Henry           4,500          2.0%        30.750     1/1/2003        76,290        187,906

(1) Each option granted becomes vested as to 25% of the award on the first anniversary of the grant, and as to an additional 25% on each of the next three January 1 dates.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                VALUE OF UNEXERCISED
                                                 NUMBER OF          IN-THE-MONEY
                                            UNEXERCISED OPTIONS      OPTIONS AT
                                               AT FY-END (#)         FY-END ($)
                 SHARES ACQUIRED   VALUE       EXERCISABLE/         EXERCISABLE/
 NAME            ON EXERCISE (#)  REALIZED     UNEXERCISABLE     UNEXERCISABLE (1)
 ----            ---------------  --------  ------------------- --------------------
M. D. Walker         122,500     $2,563,438      149,250/           $1,948,708/
                                                   65,750               207,657
D. J. McGregor             0              0      108,000/            1,362,244/
                                                   45,000               151,875
J. S. Pyke, Jr.       11,250        225,473       37,250/              589,656/
                                                    8,000                28,500
T. H. Wilson          11,250        215,629       37,600/              596,049/
                                                    7,750                27,406
G. W. Henry            4,950         99,208       22,250/              340,936/
                                                    7,000                23,875

(1) Based on market value of the Company's common stock on December 31, 1993 ($32.625 per share) minus the strike price.

         LONG-TERM INCENTIVE PLAN LTIP UNIT AWARDS IN LAST FISCAL YEAR

                                          ESTIMATED FUTURE PAYOUTS UNDER
                                           NON-STOCK PRICE-BASED PLANS
                                       ------------------------------------
                          PERFORMANCE
                            OR OTHER
                  NUMBER  PERIOD UNTIL
                 OF UNITS  MATURATION
 NAME              (#)     OR PAYOUT   THRESHOLD ($) TARGET ($) MAXIMUM ($)
 ----            -------- ------------ ------------- ---------- -----------
M. D. Walker     240,000    3 years       $60,000     $240,000   $480,000
D. J. McGregor   130,000    3 years        32,500      130,000    260,000
J. S. Pyke, Jr.   55,000    3 years        13,750       55,000    110,000
T. H. Wilson      55,000    3 years        13,750       55,000    110,000
G. W. Henry       48,500    3 years        12,125       48,500     97,000

  Units shown in the table above represent performance units (LTIP Units) granted pursuant to the Corporation's 1988 Long-Term Incentive Plan. LTIP Units represent the right to receive payments in cash or common stock or a combination thereof when predetermined performance objectives established by the Compensation Committee of the Board of Directors, using compound annual earnings per share growth rate and three-year average return on stockholders' equity as measures, are achieved over a three-year period. The target payout amount of the awards is $1.00 per unit.

RETIREMENT BENEFITS

  The Salaried Employees Retirement Income Plan ("SERIP") is a non-contributory pension plan covering all officers and other salaried employees of the Company. In general, employees become covered under SERIP when they have completed one year of eligibility service and are at least 21 years of age. Upon reaching the normal retirement date (age 65), each participant in SERIP generally is entitled to receive monthly for life a basic benefit equal to the greater of
(i) the participant's highest average monthly compensation (including bonuses and overtime) for 60 consecutive months out of the final 120 months of his or her employment or (ii) 1/12th of the average of his or her annual compensation (including bonuses and overtime) during any 5 annual periods in which he or she received the highest compensation included within the final 10 annual periods of his or her employment, which is then multiplied by 2% for the first 20 years of credited service and 1% for the next 20 years of credited service. In addition, benefits are provided for early retirement and to surviving spouses.

  The Company has adopted an excess benefits plan to pay retirement benefits which but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code would have been paid under SERIP. These benefits will be paid out of the general funds of the Company or trust funds established for this purpose.

  The following table shows estimated annual benefits payable upon retirement to participants in specified remuneration and years-of-service classifications under the Company's above-mentioned pension plans for salaried employees. Benefits payable under the qualified pension plans are not subject to any deduction for Social Security benefits.

                           YEARS OF SERVICE AT AGE 65
                  --------------------------------------------
 AVERAGE ANNUAL
  COMPENSATION
FOR LAST 5 YEARS
 OF EMPLOYMENT    15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
- ----------------  -------- -------- -------- -------- --------
$  300,000        $ 90,000 $120,000 $135,000 $150,000 $165,000
   500,000         150,000  200,000  225,000  250,000  275,000
   700,000         210,000  280,000  315,000  350,000  385,000
   900,000         270,000  360,000  405,000  450,000  495,000
 1,100,000         330,000  440,000  495,000  550,000  605,000

  The credited years of service for retirement benefits for Messrs. Henry, McGregor, Pyke, Walker and Wilson are 18, 5, 25, 18 and 14 respectively.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee, as the delegate of the Board of Directors, has furnished the following report on executive compensation.

  During 1993 the Compensation Committee and management, with the assistance of several independent compensation consultants, conducted a comprehensive and in-depth review of Hanna's total compensation philosophy and objectives and its executive compensation program. As a result of that review, the Committee made a number of determinations which are reflected in this report, the compensation reported in this proxy statement and the proposals being submitted to stockholders at the 1994 annual meeting.

  Hanna's executive compensation program is structured and administered to drive and incent a level of performance necessary to achieve the Company's vision, support Hanna's internal culture and operating environment and reinforce its human resource management values. The objectives of the executive compensation program are to:

  . Establish a pay-for-performance philosophy and policy that puts all executives at risk and can significantly differentiate in compensation amounts based on corporate, business unit and individual performance and the ability of the executive to impact those results;

  . Motivate and incent executives to achieve identified strategic business plans and reward them for their achievement;

  . Provide total compensation opportunities which are market competitive, are subject to associated downside risk, and offer significant upside opportunities based on performance, thus allowing Hanna to compete for and retain outstanding performance-oriented executives who are critical to Hanna's long-term success; and

  . Align the interests of executives with the long-term interests of stockholders through incentive award opportunities that can result in the ownership of Hanna Common Stock, and assure that an increasingly substantial portion of each executive's personal rewards related to performance are attained through share ownership.

  Hanna's executive compensation program is comprised of three major components: base salary, annual incentive compensation and long-term incentive compensation. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives (including stock-based awards), and less on salary; this approach results in greater variability in the individual's absolute cash compensation level from year to year in response to variations in the Company's performance.

  The executive total compensation program is designed to be competitive with the total compensation programs of a broad base of industrial companies with annual sales levels comparable to Hanna. In order to assess competitive total compensation programs and establish total compensation opportunities for Hanna executives, the Committee relies on data contained in independent compensation surveys such as the Wyatt Data Services' ECS Top Management Report, the Towers Perrin Compensation Data Bank and the Conference Board Report on Top Executive Compensation.

  Hanna's total compensation program is structured to provide total compensation opportunities that are commensurate with the Company's ability to demonstrate consistently outstanding performance. In order to drive and reward for a consistent high level of performance, Hanna's total compensation systems are designed to respond with a total compensation opportunity that is above average. Hanna targets total compensation opportunities for its executives' outstanding performance at the 65th percentile of total compensation opportunities afforded to executives performing similar responsibilities in competitive companies. On the other hand, the total compensation system is also designed to be responsive in the event the Company's actual performance is below expected performance vis-a-vis the annual operating plan and/or industry comparisons.

SALARIES

  The Committee annually reviews the salaries of executive officers. Prior to meeting, the Committee is furnished with data on the current total compensation and total compensation history of each executive officer, survey data for comparable positions at comparable industrial companies and individual performance appraisal ratings by the Chief Executive Officer for each executive officer except the Chief Executive Officer. At the meeting the Committee reviews all available data and considers adjustments, effective September 1. In 1993 the Committee elected not to adjust salaries and instead increased the annual incentive compensation opportunities for each executive officer.

ANNUAL INCENTIVE COMPENSATION FOR 1993

  Executive officers were awarded, in January 1994, cash annual incentive compensation payments based on Hanna's 1993 pre-tax operating earnings performance compared with the pre-tax operating earnings performance set forth in the 1993 operating plan that was approved by the Board of Directors at its first meeting in 1993. The Committee also took into account discretionary factors such as the accomplishment of strategic objectives, the slow growth of the domestic economy and the recession in Europe which affected Hanna's financial results. The Committee adjusted individual awards to reflect each executive's performance for the year and his or her contributions to Hanna's success in 1993.

1993 LONG-TERM INCENTIVE PLAN AWARDS

  Under Hanna's 1988 Long-Term Incentive Plan, which is described commencing at page 14 of this proxy statement, the Committee grants non-qualified stock options and long-term incentive performance units ("LTIP Units") annually. Awards are based on a pay-grade level formula and take into account relevant long-term incentive plan survey data and the amount of the awards previously granted to the participants. Reflecting the long-term incentive plan survey data and the recommendations of the independent compensation consultants who assisted in the 1993 review of the executive compensation program, the Commit-tee increased the total award levels and also changed the mix of stock options and LTIP Units (awarding more stock options and fewer LTIP Units) when making its awards in December, 1993.

  The options were granted at a purchase price equal to 100% of the fair market value of Hanna Common Stock on the date of the grant. Continued employment and the actual long term changes in the market price of Hanna Common Stock will ultimately determine the value of the awards.

  The December, 1993 awards of LTIP Units were for a three-year performance period starting on January 1, 1994; the Committee established target performance measures for compound annual earnings per share growth and three-year average return on stockholders' equity to be attained for the performance period, with threshold and maximum achievement levels.

  Information on the 1993 awards of options and LTIP Units to the chief executive officer and the four other most highly compensated executive officers appears in the table on page 7 of this proxy statement.

1993 LONG-TERM INCENTIVE PLAN PAYMENTS

  The Committee applied the performance measures established for the three-year performance period ending December 31, 1992 against actual performance and determined that participants had earned a payout of the LTIP Units for that performance period at 125% of the target amounts, and authorized the payments to be made in 1993. The Committee elected to make a portion of the payment to each participant in cash and a portion in shares of Common Stock, and awarded each participant shares of restricted stock equal in value to 25% of the Common Stock portion of the payment. The terms of the restricted stock require the participant to hold the restricted stock and the stock issued in partial payment of the LTIP Unit award for four years, at which time the restrictions lapse. Information on the 1993 payments to the chief executive officer and the four other most highly compensated executive officers appears in the table on page 5 of this proxy statement.

CHIEF EXECUTIVE OFFICER COMPENSATION

  In reviewing Mr. Walker's total compensation level and each component thereof, the Committee took into account the same compensation survey data for comparable companies and Hanna~'s financial and strategic performance factors that it considered in connection with the other executive officers. Taking into account the recommendations of the independent compensation consultants who assisted with the compensation program review in 1993, the Committee increased Mr. Walker's pay-grade level and his incentive compensation guidelines to place Mr. Walker's total compensation and cash compensation opportunity levels more in line with competitive companies.

  As in the case with the other executive officers, Mr. Walker's salary was not adjusted in 1993.

  In determining Mr. Walker's 1993 annual incentive compensation payment, the Committee evaluated his personal 1993 performance and noted his dynamic leadership in formulating, refining and communicating Hanna's vision and its focus on four areas. The Committee took into account Hanna~'s record revenues, 25% increase in earnings from continuing operations, 19% increase in earnings per share excluding non-recurring events and 16% total return to stockholders in 1993. The Committee also took into account Mr. Walker's role in developing and accomplishing key strategic initiatives.

  Mr. Walker's 1993 Long-Term Incentive awards were made in accordance with the program guidelines and his 1993 Long-Term Incentive Plan payouts were calculated at the same percentages as those which applied to other participants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Internal Revenue Code Section 162 (m) and proposed regulations thereunder respecting the non-deductibility of certain executive compensation payments in excess of $1 million do not affect Hanna's compensation payments for 1993 and are not expected to affect compensation payments for 1994. The Committee is currently evaluating the new Code requirements, the proposed regulations and Hanna's compensation programs, and intends to adopt a policy with respect thereto following completion of the evaluation. One of the amendments to the 1988 Long-Term Incentive Plan proposed for ratification and approval at the 1994 annual meeting of stockholders is intended to qualify stock options as a category of compensation exempt from the $1 million limitation.

                             COMPENSATION COMMITTEE

                             M. L. Mann, Chairman
                                  B. C. Ames
                                  J. T. Eyton
                                  R. W. Pogue

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee during 1993 was comprised entirely of non-employee directors. Mr. R. F. Anderson, who previously served as an employee and officer of Hanna until his retirement in 1986, was a member of the Committee until May 5, 1993, when he retired as a director. Mr. R. W. Pogue, who replaced Mr. Anderson on the Committee, is a Senior Partner of Jones, Day, Reavis & Pogue, which provided legal services to the Company in 1993. Messrs. B. C. Ames and J.
T. Eyton served on the Committee for the full year.

                               PERFORMANCE GRAPH

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG HANNA, S&P 500 INDEX AND S&P
                           SPECIALTY CHEMICALS INDEX
This performance graph assumes that the value of the investment in Hanna and each index was $100 on December 31, 1988 and that all dividends were reinvested.

                         [GRAPH APPEARS HERE]
              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG HANNA ,S&P 500 INDEX AND S&P SPECIALTY CHEMICALS INDEX

Measurement period                              S&P        SPECIALTY
(Fiscal year Covered)             HANNA         500        CHEMICALS
- ---------------------             -----         ---        ---------
Measurement PT -
12/31/88                        $ 100         $ 100        $ 100

FYE 12/31/89                    $ 142.78      $ 131.69     $ 121.79
FYE 12/31/90                    $ 104.63      $ 127.60     $ 117.03
FYE 12/31/91                    $ 111.63      $ 166.47     $ 165.22
FYE 12/31/92                    $ 165.26      $ 179.15     $ 175.03
FYE 12/31/93                    $ 191.16      $ 197.21     $ 199.57


DIRECTORS' COMPENSATION

  Directors who are not full-time employees of the Company are compensated for their services by payment of a quarterly retainer fee of $5,750 and a fee of $1,300 for each Board meeting attended. They also receive a fee of $1,100 for each committee meeting attended when the meeting occurs on the same day as a Board meeting and $1,300 when the meeting occurs on a day when no Board meeting is held; Chairmen of Board committees are paid an additional fee of $200 for each committee meeting attended. Executive Committee members who are not full-time employees of the Company are paid an additional quarterly retainer fee of $1,250. Directors who are also full-time employees of the Company are not compensated for their services as directors and members of Board committees.

  Pursuant to amendments to the 1988 Long Term Incentive Plan adopted in 1991, one-time grants of options to purchase 10,000 shares of the Company's Common Stock were granted in 1991 to all non-employee directors then in office and thereafter to non-employee directors at the time of their election to the Board at an option price equal to the closing sale price of the Common Stock on the New York Stock Exchange on the date of grant. One-third of the grant becomes exercisable after the director has served for one year from the date of grant, an additional one-third after two years and the balance after three years of service.

  The Company has established a non-qualified retirement plan for its non-employee directors. The annual retirement benefit is an amount equal to the highest annual retainer fee in effect during the director's final five years of service. Each qualifying director is entitled to receive, upon retirement as a director, a quarterly benefit for a period equal to his or her years of service, ten years or his or her date of death, whichever first occurs. A minimum of five years of service is required in order to receive a benefit under this program.

                  2. RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors delegated its authority to select and appoint the Company's independent public accountants to the Audit Committee, which selected and appointed Ernst & Young to be the Company's auditor for the year 1994, subject to ratification by the stockholders. Ernst & Young have audited Hanna's books for more than sixty-five years and served as its independent public accountants for 1993. In accordance with the established practice of Ernst & Young, partners and employees of the firm assigned to the Hanna account are periodically rotated, thus giving Hanna the benefit of new thinking and approaches in the audit area. The Audit Committee considers Ernst & Young to be well qualified. If the appointment is not ratified, the Audit Committee will reconsider its choice but will not be bound by the refusal of the stockholders to ratify the appointment of Ernst & Young. A representative of Ernst & Young is expected to be present at the annual meeting, will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.

  3. RATIFICATION AND APPROVAL OF 1994 AMENDMENTS TO 1988 LONG-TERM INCENTIVE
                                     PLAN

  The Company desires to continue its policy of encouraging greater ownership of Hanna Common Stock by its employees and directors in order to more closely align their interests with those of the stockholders. For this purpose, subject to approval by the stockholders of the Company at the annual meeting, the Board of Directors has amended the 1988 Long-Term Incentive Plan (the "Plan"), which was approved by stockholders on May 4, 1988 and amended in several respects with stockholder approval on May 1, 1991. A summary of the proposed amendments (the "Amendment") is set forth below, followed by a description of the entire Plan. The full text of the Amendment is annexed to this proxy statement as Exhibit A and the summary is qualified in its entirety by reference to Exhibit A.

AUTHORIZED SHARES

  The Amendment increases the number of shares of Common Stock that may be sold or delivered under the Plan by 1,000,000 shares. At December 31, 1993 there were only 4,054 shares remaining available under the Plan. The Amendment increases the total number of shares authorized under the Plan to 1,900,000 plus such number of shares of Common Stock authorized for sale or delivery under the Company's predecessor plan that remained unutilized under the predecessor plan upon its termination in 1988. These authorized shares may be shares of original issuance or treasury shares. Pursuant to the Amendment, shares sold under the Plan may also be from the Company's Associates Ownership Trust, a trust established by the Company in 1991 to fund a portion of the Company's obligations under certain of its employee compensation and benefit plans.

  The Amendment also provides that shares of Restricted Stock that are forfeited by an Eligible Employee and reacquired by the Company will no longer be available under the Plan. This change is intended to make this provision of the Plan consistent with recent interpretations of Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act").

OPTION RIGHTS

  The Plan provides, among other things, for granting stock options to Eligible Employees of the Company. New Section 162(m) of the Internal Revenue Code (the "Code~"), which was part of the Omnibus Budget Reform Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid, or otherwise taxable, to persons named in the Summary Compensation Table and employed by the Company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of stock options, one requirement is that the plan state a maximum number of shares with respect to which option rights may be granted during a specified period. The Amendment provides that no Eligible Employee shall be granted Option Rights for more than 100,000 shares of Common Stock in any fiscal year, thereby meeting the new requirement. A second requirement is that the Plan must be approved by stockholders. Approval of the Amendment shall be deemed the equivalent of approval of the Plan. If the requisite approval is not obtained, no additional awards will be made under the Plan.

  The Amendment also adds express authorization for the Board of Directors to provide for the deferred payment of any option exercise price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which any option exercise relates. This provision minimizes transaction costs when the exercise of an option is followed by the sale of the option shares through a broker to obtain funds to pay the exercise price by permitting deferral of the payment of the exercise price until settlement of the sale.

  Finally, the Amendment grants authority to permit an Optionee who retires with the Company's consent to have a period of up to 5 years after retirement to exercise his or her option, but not beyond 10 years from the date of grant. The Plan currently authorizes a period of up to 3 years in this circumstance. While the Compensation Committee, which administers the Plan, does not intend to grant more than a 3 year period as a general matter, it desires to have the discretion to grant up to 5 years in an appropriate circumstance.

DIVIDEND CREDITS

  As originally adopted in 1988, the Plan provided for the allocation of Dividend Credits, which are dividends that would have been paid, in the case of an optionee who held unexercised Option Rights, on the optioned shares if they had been outstanding. The Compensation Committee has determined that the allocation of Dividend Credits no longer fits the Company's overall compensation strategy. Accordingly, the Amendment provides that no further Dividend Credits shall be allocated under the Plan. Dividend Credits allocated prior to the Amendment but still outstanding will be governed by the terms of the Plan as previously in effect.

APPROVAL BY STOCKHOLDERS

  Payout of the LTIP Unit awards in February, 1994 for the three-year performance period ending December 31, 1993 were made to participants in cash and in shares of Common Stock and Restricted Stock. However, actual delivery of such shares to the participants was made contingent upon approval of the Amendment by stockholders at the 1994 annual meeting of stockholders because there were insufficient shares available under the Plan at the time. The total number of shares of Common Stock contingently awarded was 21,676 and the total number of shares of Restricted Stock contingently awarded was 5,441. If the requisite approval of the Amendment is not obtained, cash payments equivalent to the value of such shares at the time of the payout will be made in lieu of delivery of such shares.

  The approval and ratification of the Amendment requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote on the matter at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                  SUMMARY OF THE 1988 LONG-TERM INCENTIVE PLAN

ADMINISTRATION

  The Plan is administered by the Board of Directors, which has delegated its authority under the Plan to the Compensation Committee of the Board of Directors ("Compensation Committee"). The current members of the Compensation Committee are Messrs. Ames, Eyton, Mann and Pogue.

ELIGIBILITY

  Any person who is an officer (including an officer who is a member of the Board of Directors) or other key employees of the Company or any of its subsidiaries may be selected by the Compensation Committee to participate in the Plan.

PRINCIPAL FEATURES OF THE PLAN

  The Plan provides for the granting of four types of benefits:

    1. Long-term incentive performance units ("LTIP Units"), which entitle participants to receive cash payments, Common Stock or a combination thereof if specified achievement objectives are met;

    2. Stock options ("Option Rights"), which will enable participants to benefit from increases in the market value of the Common Stock after the granting date;

    3. Stock appreciation rights ("Appreciation Rights"), which provide an alternative means of realizing the benefits provided by Option Rights; and

    4. Shares of Common Stock designated as restricted ("Restricted Stock"), which are subject to restrictions on transfer and risk of forfeiture upon the occurrence of certain events.

LTIP UNITS

  Each LTIP Unit is assigned a value ("Award Value") in connection with its grant. A participant to whom an LTIP Unit is granted will be given achievement objectives ("Management Objectives") to meet within a specified period of not less than three years ("Performance Period"). A minimum level of acceptable achievement also will be established ("Minimum"). If by the end of the Performance Period the participant has achieved the specified Management Objectives, he or she will be deemed to have earned 100% of the Award Value. If the Management Objectives have been exceeded, or if the Management Objectives have not been attained but the Minimum has been attained or exceeded, the percentage of the Award Value deemed earned by the participant may be a higher or lower percentage (but never more than 200%) as determined in accordance with a formula established by the Compensation Committee in connection with its grant. Amounts earned will be paid to participants in cash, Common Stock or a combination thereof after the close of the Performance Period.

  The Compensation Committee has authority under the Plan to make adjustments in the Performance Objectives or Minimum to eliminate distortions arising from transactions or events occurring subsequent to the grant of any LTIP Unit.

OPTION RIGHTS

  Option Rights may be granted which entitle the optionee to purchase shares of Common Stock at a price equal to the market value on the date of grant. The option price is payable in cash or by delivery to the Company of shares of Common Stock that have been owned by the optionee not less than six months which are equal in value to the option price, or a combination of the foregoing. The Amendment also provides for the payment from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the option relates.

  Option Rights granted under the Plan may be Option Rights that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code or Option Rights that are not intended to so qualify.

  No Option Right may be exercised more than 10 years from the date of grant. Each grant must specify the period or periods of continuous employment with the Company or any subsidiary which is necessary before the Option Rights or installments thereof will become exercisable.

  The Plan also includes a Directors' Stock Option Plan. Under this Plan a single grant of an option to purchase 10,000 shares of Common Stock was made to the nine non-employee directors in office at the time the Directors' Stock Option Plan was adopted by the Board of Directors on February 6, 1991. The Directors' Stock Option Plan originally provided that in the future single grants would be made to up to six newly-elected directors on the date of their election. One such grant has been made, and five may be made in the future. All the terms and conditions established in the Plan for grants of Option Rights to employees also apply to grants of Option Rights to directors under the Directors' Stock Option Plan, except that the date of the grant to a director is automatic and one-third of the grant becomes exercisable after the director has served for one year from the date of grant, an additional one-third after two years and the balance after three years of service. The Directors' Stock Option Plan also specifies that a director terminating service for a reason other than retirement, disability, death or for cause shall have up to three months within which to exercise his or her options, rather than up to 30 days in the case of the employees, and that the retirement, disability or death of a director causes the options to become exercisable in full.

APPRECIATION RIGHTS

  Appreciation Rights provide to optionees an alternative means of realizing the benefits of Option Rights. The holder of an Appreciation Right may, in lieu of exercising all or any part of his or her Option Rights, receive from the Company an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the option price and the current value of the optioned shares. The Compensation Committee has not granted Appreciation Rights since 1991 and all outstanding Appreciation Rights were cancelled in 1992.

RESTRICTED STOCK

  Shares of Common Stock may be awarded to participants which are subject to certain restrictions ("Restricted Stock") in order to induce the participant to hold other shares of Common Stock issued to him or her at the same time. Restricted Stock may provide the recipient all the rights of a stockholder of the Company, including the right to vote the shares and to receive any dividends, provided, however, that neither the Restricted Stock nor any other shares of Common Stock issued under the Plan at the same time as the Restricted Stock and designated as coupled with the Restricted Stock may be transferred by the recipient until certain restrictions established the Board of Directors lapse or expire. If a predetermined event established by the Board of Directors occurs during the restriction period, all of the Restricted Stock shall be forfeited and reacquired by the Company.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on January 1, 1994. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

  LTIP Units. No income generally will be recognized upon the grant of LTIP Units. Upon payment in respect of the earn-out of LTIP Units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted Common Stock received.

  Non-qualified Option Rights. In general: (i) no income will be recognized by an optionee at the time a non-qualified Option Right is granted; (ii) at the time of exercise of a non-qualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified Option Right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If Common Stock is issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

  If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in the sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

  Appreciation Rights. No income will be recognized by a participant in connection with the grant of an Appreciation Right. When the Appreciation Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any non-restricted shares of Common Stock, received pursuant to the exercise.

  Restricted Stock. The recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Stock (reduced by any amount paid by the participant for such Restricted Stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock subject to restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

  Special Rules Applicable to Officers. In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the 1934 Act, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer to suit under Section 16(b) of the 1934 Act, but no longer than six months.

  Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation and (ii) any applicable withholding obligations are satisfied.

NEW PLAN BENEFITS

  It is not possible to determine the specific amounts that may be awarded to various individuals in the future under the Plan. The following table sets forth the benefits or amounts that were received by or allocated to each of the following under the Plan during the year ended December 31, 1993.

                    1988 LONG-TERM INCENTIVE PLAN AS AMENDED

                                             LTIP UNITS       OPTION RIGHTS
                                        -------------------- ----------------
NAME AND POSITION
- -----------------                         DOLLAR              DOLLAR
                                          VALUE     NUMBER    VALUE   NUMBER
                                                                        OF
                                          ($)(1)   OF UNITS   ($)(2)   UNITS
                                        ---------- --------- -------- -------
M. D. Walker                            $  240,000   240,000 $ 88,125  47,000
 Chairman & Chief Executive Officer
D. J. McGregor                             130,000   130,000   56,250  30,000
 President & Chief Operating Officer
J. S. Pyke, Jr.                             55,000    55,000    9,375   5,000
 Vice President & Secretary
T. H. Wilson                                55,000    55,000    9,375   5,000
 Vice President, Human Resources & In-
 dustrial Relations
G. W. Henry                                 48,500    48,500    8,438   4,500
 Vice President, Operations
Executive Group                            738,000   738,000  281,563 135,500
Non-Executive Director Group                     0         0        0       0
Non-Executive Officer Employee Group     3,350,400 3,350,400  496,831 250,310

(1)Estimated future payout at target values.
(2) Based on the market value of the Company's Common Stock on December 31, 1993 minus the strike price.

GENERAL
  The closing sale price of the Company's Common Stock on the New York Stock Exchange on March 15, 1994 was $37.375 per share.

  No Option Right, Appreciation Right, LTIP Unit or Dividend Credit is transferable by a grantee except upon death, by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during the grantee's lifetime only by him or her or by his or her guardian or legal representative.

  The maximum number of shares of Common Stock that may be sold under the Plan, the number of shares covered by outstanding Option Rights and Appreciation Rights granted thereunder, the prices per share applicable thereto, the number of shares to be awarded to directors under the Directors' Stock Option Plan and the maximum number of Option Rights that may be awarded in any year to one individual are subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalization, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights and warrants, and similar events.

  The Plan provides for the cancellation of Option Rights with the concurrence of the affected optionee and authorizes the granting of new Option Rights to such optionee at the then current market price (which might be less than the option price under the cancelled option).

  The Plan may be amended from time to time by the Board of Directors or the Compensation Committee, but without further approval of the stockholders no such amendment shall (i) increase the maximum number of shares that may be sold under the Plan, (ii) change the definition of employees eligible to receive grants, or (iii) cause Rule 16b-3 under the 1934 Act to become inapplicable to the Plan.

          4. RATIFICATION AND APPROVAL OF DIRECTORS' DEFERRED FEE PLAN

  The Board of Directors has adopted, subject to the approval of the Company's stockholders, the M. A. Hanna Company Directors' Deferred Fee Plan (the "Directors' Plan"). The purpose of the Directors' Plan is to help solidify the common interest of directors and stockholders in enhancing the value of the Company's Common Stock. It is also intended that the Directors' Plan will assist in attracting and retaining qualified individuals to serve as directors. If approved by stockholders, the Directors' Plan will give those directors who are not also employees of the Company an opportunity to defer receipt, and therefore the recognition as income for federal income tax purposes, of all or a portion of their annual retainer and meeting fees payable by the Company for their services as a director. A copy of the Directors' Plan is attached as Exhibit B hereto, and a summary description below is qualified in its entirety by reference to such Exhibit.

PRINCIPAL FEATURES

  The Directors' Plan provides that any director who is not also an employee of the Company may elect to defer all or a portion of the compensation payable to him or her for services as a director during a fiscal year by delivering written notice of such election prior to the beginning of such fiscal year (except at the time of adoption of the Directors' Plan or at the time a person first becomes eligible to participate in the Directors' Plan).

  Under the terms of the Directors' Plan, a director may elect to have his or her director's fees credited to an account in either cash or Units (an accounting unit equal in value to one share of Common Stock). Deferred fees that a director elects to have credited in cash will be credited to the director's account as they become payable to the director. A director's account to which fees have been credited in cash will earn interest annually at the rate of interest payable on 1-year U.S. Treasury Bills or such other rate as the Committee may establish. In no event, however, will the rate of interest be more than 5 percent higher than the rate payable on such U.S. Treasury Bills. Deferred fees payable in Units will be credited to a director's account at the end of the fiscal year on the basis of the average of the market values of the Common Stock on the last trading day in each calendar month during the year. Each account to which fees have been credited in Units shall be credited annually after the end of each fiscal year with additional Units equal in value to the amount of cash dividends paid by the Company during such year on Common Stock equivalent to the average daily balance of Units in such account during the year.

  Distribution of a director's account may be made in, a lump sum, in five annual installments or a combination of the foregoing, as designated by the director, upon: (i) the termination of service of the participant as a director of the Company, for any reason, or (ii) if the director shall so elect, only upon his or her death. Amounts credited to a director's account in dollars are paid in cash, and amounts credited in Units are paid in full shares of Common Stock.

  Each director has the right at any time to designate the beneficiary to whom payment under the Directors' Plan will be made in the event of his or her death prior to complete distribution. Also, an emergency payment up to the value of a director's account may be made in the event that the committee administering the Directors' Plan, upon written petition of a director, determines that a director has suffered an "unforeseeable financial emergency" (as defined in the Directors' Plan).

FEDERAL TAX CONSEQUENCES

  No income will be recognized by a director at the time that cash or Units are credited to his or her account. At the time of distributions, the director generally will be required to include as taxable ordinary income an amount equal to the amount of cash received and the fair market value of any Common Stock received.

GENERAL

  The maximum number of Units that may be granted under the Directors' Plan during its term is 100,000.

  The Directors' Plan will be administered by a Committee consisting of the Chairman of the Board (provided he is not a nonemployee director) and two Company officers or directors who are not nonemployee directors who shall be appointed by the Chairman of the Board. The Committee shall supervise the administration of the Directors' Plan, may from time to time adopt procedures governing the Directors' Plan and shall have authority to give interpretive rulings with respect to the Directors' Plan.

  By its terms the Directors' Plan may be amended from time to time by the Board of Directors, but no such amendment may affect the rights of directors to amounts credited to directors under the Directors' Plan and without further approval of the stockholders, no such amendment shall increase the maximum number of shares available to be issued under the Directors' Plan or cause Rule 16b-3 under the 1934 Act to become inapplicable to the Directors' Plan.

APPROVAL BY STOCKHOLDERS

  The approval and ratification of the Directors' Plan requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote on the matter at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

SUBMISSION OF SHAREHOLDER PROPOSALS

  If a holder of the Company's Common Stock wishes to present a proposal for consideration at next year's annual meeting, any such proposal must be received at the Company's offices at 200 Public Square, Cleveland, Ohio 44114,
Attention: Corporate Secretary, on or before November 16, 1994.

  The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                                      John S. Pyke, Jr. Vice
                                                      President and Secretary

March 17, 1994

                                                                       EXHIBIT A

            TEXT OF 1994 AMENDMENTS TO 1988 LONG-TERM INCENTIVE PLAN

  The Company's 1988 Long-Term Incentive Plan, as amended (the "Plan"), has been further amended in the following respects:*

  A. Paragraph 3 of the Plan has been amended as follows:

  3. Shares Available Under Plan. The shares of Common Stock which may be sold or delivered upon the exercises of Option Rights or Appreciation Rights, upon the payment of the Payment Value of an LTIP Unit, or upon the grant of Restricted Stock shall not exceed the sum of 900,000 1,900,000 plus such number of shares of Common Stock authorized for sale or delivery under the Company's Restated 1979 Executive Incentive Compensation Plan that remain unutilized under that Plan upon termination thereof, which sum shall be subject to adjustment as provided in Paragraph 9 of this Plan. SUCH SHARES MAY BE SHARES OF ORIGINAL ISSUANCE, TREASURY SHARES, SHARES FROM THE ASSOCIATES OWNERSHIP TRUST OR A COMBINATION OF THE FOREGOING. [Shares of Restricted Stock that are forfeited by an Eligible Employee and reacquired by the Company shall again be available under the Plan.]

  B. Sub-paragraphs (a), (c) and (f) of Paragraph 4 of the Plan have been amended as follows:

  4. Grants of Option Rights. The Board of Directors may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Eligible Employees of options to purchase shares of Common Stock. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

    (a) Each grant shall specify the number of shares of Common Stock to which it pertains; PROVIDED, HOWEVER, THAT NO ELIGIBLE EMPLOYEE SHALL BE GRANTED OPTION RIGHTS FOR MORE THAN 100,000 SHARES OF COMMON STOCK IN ANY ONE FISCAL YEAR OF THE COMPANY, SUBJECT TO ADJUSTMENTS AS PROVIDED IN
  SECTION 9 OF THIS PLAN.

    (c) Each grant shall specify that the option price shall be payable at the time of exercise (i) in cash or by check acceptable to the Company,
  (ii) by delivery to the Company of shares of Common Stock that have been owned by the Optionee not less than six months equal in value to the option price (such shares to be valued for this purpose at their Market Price per Share on the date of exercise) or (iii) a combination of the foregoing, as may be selected by the Optionee at the time of exercise. THE BOARD OF DIRECTORS MAY PROVIDE FOR THE DEFERRED PAYMENT OF THE OPTION PRICE FROM THE PROCEEDS OF SALE THROUGH A BROKER OF SOME OR ALL OF THE SHARES OF COMMON STOCK TO WHICH ANY EXERCISE RELATES.

    (f) Each grant shall specify the period or periods of continuous employment by the Optionee with the Company or any Subsidiary which are necessary before the Option Rights or installments thereof will become exercisable. Any grant may permit acceleration of exercisability upon the occurrence of specified events and may permit acceleration of exercisability after termination of the Optionee's employment but not beyond 10 years from the date of grant, as follows: in the event of the Optionee's termination due to disability or retirement with the Company's consent, up to 3 5 years after termination or retirement; in the event of the Optionee's death, up to 1 year from the date of death; and in the event of any other termination, up to 30 days from the date of termination.

  C. Paragraph 7 of the Plan has been amended to read in its entirety as follows:

  7. Dividend Credits. NO DIVIDEND CREDITS WILL BE ALLOCATED UNDER THE PLAN ON OR AFTER MAY 4, 1994. ALL DIVIDEND CREDITS ALLOCATED PRIOR TO MAY 4, 1994 SHALL BE GOVERNED BY THE PLAN AS IN EFFECT PRIOR TO SUCH DATE.

*Note: Bold-face text reflects additions and lined-out text reflects deletions.

                                                                       EXHIBIT B

                M. A. HANNA COMPANY DIRECTORS' DEFERRED FEE PLAN

                               ARTICLE I PURPOSE

  The purpose of the M. A. Hanna Company Directors' Deferred Fee Plan (the "Plan") is to provide benefits upon termination of service or death for Directors of M. A. Hanna Company or their beneficiaries. It is intended that the Plan will assist in attracting and retaining qualified individuals to serve as Directors.

                             ARTICLE II DEFINITIONS

  For the purposes of the Plan, the following words and phrases shall have the meanings indicated:

  2.1 BENEFICIARY. Beneficiary means the person or persons designated or deemed to be designated by the Participant pursuant to Article VII to receive benefits payable under the Plan in the event of the Participant's death.

  2.2 BOARD. Board means the Board of Directors of the Company.

  2.3 COMMITTEE. Committee has the meaning set forth in Section 8.1 hereof.

  2.4 COMMON STOCK. Common Stock means the Company's common stock, par value $l per share, or such other security as may at the applicable time be represented by the Units.

  2.5 COMPANY. Company means M. A. Hanna Company, a Delaware corporation, and any successor thereto.

  2.6 DECLARED RATE. Declared Rate means the interest rate payable on l-year U.S. Treasury Bills issued on the specified date or, if not then issued, on the next date of issue, or such other rate as may from time to time be established by the Committee; provided, however, that in no event shall the Declared Rate be more than 5 percent higher than the rate payable on such Bills.

  2.7 DEFERRAL BENEFIT. Deferral Benefit means the benefit payable to a Participant or his or her Beneficiary pursuant to Article VI hereof.

  2.8 DEFERRED BENEFIT ACCOUNT. Deferred Benefit Account means the account maintained on the books of the Company for each Participant pursuant to Article V hereof.

  2.9 DIRECTOR. Director means a member of the Board.

  2.10 EMERGENCY BENEFIT. Emergency Benefit has the meaning set forth in
Section 6.2 hereof.

  2.11 FEE. Fee or Fees means any compensation payable in cash to a Director for his or her services as a member of the Board or any Committee thereof.

  2.12 MARKET VALUE. Market Value means the average of the highest and lowest sales prices of the Common Stock on the New York Stock Exchange on the specified date (or, if Common Stock was not traded on such date, on the next preceding date on which it was traded) as reported in The Wall Street Journal.

  2.13 PARTICIPANT. Participant means any eligible Director who elects to participate by filing a Participation Agreement as provided in Section 3.2 hereof.

  2.14 PARTICIPATION AGREEMENT. Participation Agreement means the agreement filed by a Participant, in the form prescribed by the Committee, pursuant to
Section 3.2 hereof.

  2.15 PLAN YEAR. Plan Year means a 12-month period commencing January 1 and ending the following December 31, except that the first Plan Year shall commence May 4, 1994 and end December 31, 1994.

  2.16 RULE 16B-3. Rule 16b-3 means Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule.

  2.17 UNIT. Unit means an accounting unit equal in value to one share of Common Stock. The maximum number of Units that may be allocated to the Deferred Benefit Accounts of all Participants under the Plan in the aggregate shall be 100,000 Units. Such maximum number and the number of Units included in any Deferred Benefit Account shall be adjusted as appropriate to reflect any stock dividend, stock split, recapitalization, merger or other similar event affecting the Common Stock.

                   ARTICLE III ELIGIBILITY AND PARTICIPATION

  3.1 ELIGIBILITY. Eligibility to participate in the Plan is limited to those Directors who are not employees of the Company or any of its subsidiaries.

  3.2 PARTICIPATION. Participation in the Plan shall be limited to eligible Directors who elect to participate in the Plan by filing a Participation Agreement with the Committee. A properly completed and executed Participation Agreement must be filed on or prior to the December 31 immediately preceding the Plan Year in which the Participant's participation in the Plan will commence, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Company of the Participation Agreement; provided, however, that, in the case of the first Plan Year, such a Participation Agreement must be filed by April 15, 1994 and shall be effective as of the first day of the first Plan Year. In the event that a Director first becomes eligible to participate during the course of a Plan Year, such Participation Agreement must be filed no later than 30 days following election or appointment to the Board, and such Participation Agreement shall be effective only with regard to Fees earned or payable following the filing of the Participation Agreement with the Committee.

  3.3 TERMINATION OF PARTICIPATION. A Participant may elect to terminate his or her participation in the Plan by filing a written notice thereof with the Committee, which termination shall be effective at any time specified by the Participant in the notice, but not earlier than the first day of the Plan Year immediately succeeding the Plan Year in which such notice is filed with the Committee. Amounts credited to such Participant's Deferred Benefit Account with respect to periods prior to the effective date of such termination shall continue to be payable pursuant to, and otherwise governed by, the terms of the Plan.

                          ARTICLE IV DEFERRAL OF FEES

  4.1 DEFERRAL. A Participant may elect to defer all, or a specified percentage, of his or her Fees, and a Participant may elect to have his or her deferred Fees credited to his Deferred Benefit Account either in dollar amounts or Units. A Participant may not change the percentage of his or her Fees to be deferred, or the form in which Fees are to be credited.

  4.2 CREDITING OF DEFERRED FEES. Deferred Fees that a Participant elects to have credited in dollar amounts shall be credited to the Participant's Deferred Benefit Account as they become payable to the Director. Deferred Fees payable to a Director during a Plan Year that a Participant elects to have credited in Units shall be credited to the Participant's Deferred Benefit Account annually after the end of such Plan Year on the basis of the average of the Market Values of the Common Stock on the last trading day in each calendar month during such Plan Year.

                       ARTICLE V DEFERRED BENEFIT ACCOUNT

  5.1 DETERMINATION OF ACCOUNT. On any particular date, a Participant's Deferred Benefit Account shall consist of the aggregate amount of dollars and Units credited thereto pursuant to Section 4.2 hereof, plus any interest credited pursuant to Section 5.2 hereof, plus any dividend equivalents credited pursuant to Section 5.3 hereof, minus the aggregate amount of distributions, if any, made from such Deferred Benefit Account.

  5.2 CREDITING OF INTEREST. As of the last day of each Plan Year, each Deferred Benefit Account to which Fees have been credited in dollar amounts shall be increased by the amount of interest earned during the Plan Year. Interest shall be credited at the Declared Rate as of the last day of the Plan Year based on the average daily balance of the Participant's Deferred Benefit Account since the beginning of the Plan Year, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for such period. Interest for the first Plan Year applicable to a Deferred Benefit Account shall be prorated. Until a Participant or his or her Beneficiary receives his or her entire Deferred Benefit Account, the unpaid balance thereof credited in dollar amounts shall bear interest as provided in this Section 5.2.

  5.3 CREDITING OF DIVIDEND EQUIVALENTS. Each Deferred Benefit Account to which Fees have been credited in Units shall be credited annually after the end of each Plan Year with additional Units equal in value to the amount of cash dividends paid by the Company during such Plan Year on Common Stock equivalent to the average daily balance of Units in such Deferred Benefit Account during such Plan Year. Such dividend equivalents shall be valued on the basis of the average Market Value computed pursuant to Section 4.2 hereof. Until a Participant or his or her Beneficiary receives his or her entire Deferred Benefit Account, the unpaid balance thereof credited in Units shall earn dividend equivalents as provided in this Section 5.3.

  5.4 STATEMENT OF ACCOUNTS. The Committee shall provide to each Participant, within 120 days after the close of each Plan Year, a statement setting forth the balance of such Participant's Deferred Benefit Account as of the last day of the preceding Plan Year and showing all adjustments made thereto during such Plan Year.

  5.5 VESTING OF DEFERRED BENEFIT ACCOUNT. A Participant shall be 100 percent vested in his or her Deferred Benefit Account at all times.

                         ARTICLE VI PAYMENT OF BENEFITS

  6.1 TERMINATION OF SERVICE AS A DIRECTOR OR DEATH. Upon (i) the termination of service of the Participant as a Director of the Company, for any reason or
(ii) if the Participant shall so elect, only upon his or her death, the Company shall pay to the Participant or his Beneficiary, as the case may be, a Deferral Benefit equal to the balance of his or her Deferred Benefit Account, less any amounts previously distributed.

  6.2 EMERGENCY BENEFIT. In the event that the Committee, upon written petition of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount in cash necessary to meet the emergency (the "Emergency Benefit"), but not exceeding the balance of such Participant's Deferred Benefit Account as of the date of such payment. For purposes of this Section 6.2, an "unforeseeable financial emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. The amount of the Deferral Benefit otherwise payable under the Plan to such Participant shall be adjusted to reflect the early payment of the Emergency Benefit. For purposes of this Section 6.2, Deferred Benefit Accounts including Units shall be valued on the basis of the Market Value of the Common Stock on the date preceding the date of payment of an Emergency Benefit.

  6.3 FORM OF PAYMENT. Amounts credited to the Deferred Benefit Account of a Participant in dollars shall be paid in cash, and amounts credited in Units shall be paid in full shares of Common Stock (with any fractional share to be paid in cash based on the then current Market Value). The Deferral Benefit shall be paid in one of the following forms, as elected by the Participant in his or her Participation Agreement:

    (a) Equal annual installments over a period of 5 years (together, in the case of deferred compensation credited in dollar amounts, with interest thereon credited after the payment commencement date pursuant to Section
  5.2 hereof).

    (b) A lump sum.

    (c) A combination of (a) and (b) above. The Participant shall designate the percentage payable under each option.

  For the purposes of this Section 6.3, each distribution of Common Stock from Deferred Benefit Accounts including Units shall be made on the basis of one share of Common Stock for each Unit.

  6.4 COMMENCEMENT OF PAYMENTS. Commencement of payments under Section 6.1 hereof shall begin within 60 days following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under the Plan, or at such earlier date as may be determined by the Committee; provided, however, that payments to be made to a former Director in Common Stock during his or her lifetime shall not commence until 6 months after he or she has ceased to be a Director.

                      ARTICLE VII BENEFICIARY DESIGNATION

  7.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary to whom payment under the Plan shall be made in the event of his or her death prior to complete distribution to the Participant of his or her Deferral Benefit. Any Beneficiary designation shall be made in a written instrument filed with the Committee and shall be effective only when received in writing by the Committee.

  7.2 AMENDMENTS. Any Beneficiary designation may be changed by a Participant by the filing of a new Beneficiary designation, which will cancel all Beneficiary designations previously filed.

  7.3 NO DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the Participant's estate.

  7.4 EFFECT OF PAYMENT. Payment to a Participant's Beneficiary (or, upon the death of a Beneficiary, to his or her estate) shall completely discharge the Company's obligations under the Plan.

                          ARTICLE VIII ADMINISTRATION

  8.1 COMMITTEE; DUTIES. The administrative committee for the Plan (the "Committee") shall consist of the Chairman of the Board (provided he is not a nonemployee Director) and two Company officers or Directors who are not nonemployee Directors who shall be appointed by the Chairman of the Board. The Committee shall supervise the administration of the Plan, may from time to time adopt procedures governing the Plan and shall have authority to give interpretive rulings with respect to the Plan.

  8.2 AGENTS. The Committee may appoint an individual, who may be an employee of the Company, to be the Committee's agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

  8.3 BINDING EFFECT OF DECISIONS. Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final and binding upon all persons having any interest in the Plan.

  8.4 INDEMNITY OF COMMITTEE. The Company shall indemnify the members of the Committee against claims, loss, damage, expense and liability arising from any action or failure to act with respect to the Plan to the extent provided in the By-laws of the Company and any applicable indemnification agreement between the Company and such member.

                  ARTICLE IX AMENDMENT AND TERMINATION OF PLAN

  The Board may at any time amend, suspend, terminate or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension or termination may adversely affect any Participant's Deferred Benefit Account as it existed as of the effective date of such amendment, suspension or termination without such Participant's consent. No amendment shall become effective without approval by all Participants if such amendment would cause transactions under the Plan to cease to be exempt under Rule 16b-3.

                            ARTICLE X MISCELLANEOUS

  10.1 FUNDING. Neither Participants, nor their Beneficiaries, nor their heirs, successors or assigns, shall have any secured interest or claim in any property or assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds, Common Stock or other securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company's general creditors.

  10.2 NON-ASSIGNABILITY. No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them), shall be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal powers or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. If any Participant or Beneficiary (other than the surviving spouse of any deceased Participant) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written "termination declaration" with the Secretary of the Company and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the "Terminated Participant").

  As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of the Terminated Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if he or she died prior to the time that all benefits to which he or she was entitled were paid to him or her.

  10.3 CAPTIONS. The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

  10.4 GOVERNING LAW. The provisions of the Plan shall be construed and interpreted according to the internal substantive laws of the State of Ohio.

  10.5 SUCCESSORS. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

  10.6 EFFECTIVE DATE. The Plan shall be effective on the first day of the first Plan Year, subject to approval by the shareholders of the Company.

  10.7 RIGHT TO CONTINUED SERVICE. Nothing contained herein shall be construed to confer upon any Director the right to continue to serve as a Director of the Company or in any other capacity.

  10.8 RULE 16B-3. This Plan is intended to comply with Rule 16b-3 as in effect prior to May 1, 1991. If at any time Rule 16b-3 as promulgated on February 8, 1991 or at any later date shall become applicable to the Plan, (a) if necessary for acquisition of Units under the Plan to continue to be exempt under Rule 16b-3, no election to have Deferred Fees credited in Units shall become effective pursuant to Section 4.2 hereof until 6 months after such election is made and (b) the Committee may make such other changes in the terms or operation of the Plan as may then be necessary or appropriate to comply with such Rule, including, without limitation, by eliminating any restriction originally included in the Plan to comply with Rule 16b-3 that may no longer be required.

[RECYCLED LOGO APPEARS HERE]

                            GRAPHICS APPENDIX LIST
                            ----------------------

EDGAR Version                    Typeset Version
- -------------                    ---------------
    12 A performance graph showing a comparison of five-year cumulative total return among Hanna, S&P 500 Index and S&P Specialty Chemicals Index. (The numbers used in this graph appear on page 12.)

                                  P R O X Y

                            M. A. HANNA COMPANY
                     1301 E. Ninth Street - Suite 3600
                         Cleveland, Ohio 44114-1860
                               Annual Meeting
                                 May 4, 1994

The undersigned hereby appoints M. D. Walker, D. J. McGregor, and J. S. Pyke, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of M. A. Hanna Company held on record by the undersigned on March 7, 1994 at the annual meeting of stockholders to be held on May 4, 1994 and any adjournment thereof.

                                                        (change of address)
Election of Directors, Nominees:

Nominees: B. C. Ames, C. A. Cartwright, W. R. Embry,
          J. T. Eyton, G. D. Kirkham, M. L. Mann,    ---------------------------
          D. J. McGregor, R. W. Pogue, M. D. Walker
                                                     ---------------------------

                                                     ---------------------------

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of directors nominated by the Board of Directors, ratification of the appointment of auditors, approval of the 1988 Long-Term Incentive Plan amendments and approval of the Directors' Deferred Fee Plan.

Please sign exactly as the name appears on reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

This proxy is solicited on behalf of the Board of Directors.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

                                                                   SEE REVERSE
No.                                                                    SIDE

[X]   Please mark your
      votes as in this
      example.

SHARES IN YOUR NAME                                          REINVESTMENT SHARES



1 Election of Directors (see reverse)

  FOR         WITHHELD
  [_]           [_]

  For, except vote withheld from the following nominee(s):


  --------------------------------------------------------


2 Ratification of appointment of auditors.

  FOR         AGAINST       ABSTAIN
  [_]           [_]           [_]


3 Ratification and approval of amendments to 1988 Long-Term Incentive Plan.

  FOR         AGAINST       ABSTAIN
  [_]           [_]           [_]


4 Ratification and approval of Directors' Deferred Fee Plan.

  FOR         AGAINST       ABSTAIN
  [_]           [_]           [_]


5 Upon such other business as may properly come before the meeting.

  FOR         AGAINST       ABSTAIN
  [_]           [_]           [_]


                               Change of Address
                                      [_]



    SIGNATURE(S)                             DATE
                -----------------------------    ------

    SIGNATURE(S)                             DATE
                -----------------------------    ------

    NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.